Exhibit 10.2

1185 Avenue of the Americas, 2nd Floor, New York, NY 10036

December 23, 2020

High Trail Investments SA LLC

221 River Street, 9th Floor

Hoboken, NJ 07030

Attention: Eric Helenek

Re:	Pareteum Corporation Financing

Ladies and Gentlemen:

Reference is made to the Deposit Account Control Agreement dated June 8, 2020 entered into by and among Pareteum Corporation, a Delaware corporation (the “Company”), High Trail Investments SA LLC, a Delaware limited liability company, as collateral agent (“High Trail”), and Capital One, National Association (“Capital One”) regarding the Company’s account with Capital One numbered *********** (the “Controlled Account”) and that certain Senior Secured Convertible Note due 2025, dated as of June 8, 2020 (as amended by that certain Amendment to Senior Secured Convertible Note Due 2025, dated as of July 18, 2020, the “Note”). All capitalized terms used but not defined herein, have the meanings ascribed to such terms in that certain Forbearance Agreement, dated as of November 30, 2020 (the “Forbearance Agreement”) entered into by the Company and High Trail. In connection with the release of the sum of One Million Dollars ($1,000,000) from the Controlled Account and the agreement of High Trail that each reference to the amount “seven million dollars ($7,000,000)” in Section 9(J) of the Note is hereby replaced with the amount “six million dollars ($6,000,000)”, the Company hereby acknowledges, stipulates, warrants and agrees as follows:

1.                   Acknowledgment of Indebtedness. The Company hereby acknowledges, confirms, and agrees that as of the date hereof, the Company is indebted to High Trail in the principal amount of $17,500,000, in addition to interest, expenses, fees and other Event of Default Acceleration Amount and that as of December 31, 2020 the amount of interest for which the Company will be indebted to High Trail will be in the amount of $262,500. The Company hereby acknowledges, confirms, and agrees that (i) all Event of Default Acceleration Amount, including interest accrued and accruing thereon, and all fees, costs, expenses, and other charges now or hereafter payable to High Trail, in each case in accordance with the terms of the Note, are unconditionally owing by the Company, and (ii) that the Company has entered an Event of Default Conversion Period as a result of the existence of the Existing Events of Default, in each case without offset, defense, or counterclaim of any kind, nature, or description whatsoever. The Company further acknowledges, confirms, and agrees that, as of the date hereof, the Conversion Rate (as defined in the Note), is 2,702.702 and that, if High Trail does not elect to receive the Fourteen Million Dollar ($14,000,000) Optional Redemption Payment (as defined in the Note) which High Trail would have been entitled to receive from the Company on January 1, 2021, then High Trail shall be entitled to elect to receive an Optional Redemption Payment from the Company in the amount of Seventeen Million Five Hundred Thousand Dollars ($17,500,000) on February 1, 2021, and that if High Trail makes such election, such payment shall then be due and payable.

2.                   Acknowledgement of Warrants Outstanding. The Company hereby acknowledges, confirms, and agrees that (i) the March Warrant is outstanding and is exercisable for 2,000,000 shares of the Company’s Common Stock at an Exercise Price (as defined therein) of $0.37 per share and (ii) the June Warrant is outstanding and is exercisable for 15,000,000 shares of the Company’s Common Stock at an Exercise Price (as defined therein) of $0.37 per share.

3.                   Ratification; Reaffirmation. The Company hereby reaffirms and ratifies the Transaction Documents, each as amended, restated, modified, and/or supplemented. The Company hereby ratifies, affirms, reaffirms, acknowledges, confirms and agrees that (a) all of the Company’s obligations owing to High Trail under the Transaction Documents are hereby reaffirmed; and (b) the Transaction Documents are the legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally.

4.                   Additional Events of Default. Except for the Existing Events of Default, no other Default or Event of Default has occurred and is continuing and the Company hereby acknowledges and agrees that as of the date hereof, it is not aware of any prospective Event of Default other than the Existing Events of Default.

5.                   Material Nonpublic Information. The Company hereby acknowledges, confirms, and agrees that following the disclosure of the subject matter hereof in a Current Report on Form 8-K filed with the Securities and Exchange Commission (which the Company agrees to file no later than 5:00 p.m. Eastern Time on December 23, 2020), all material non-public information regarding the Company or any of its subsidiaries previously disclosed to High Trail has been publicly disclosed .

6.                   Fees and Expenses. The effectiveness of this Agreement shall be contingent upon the Company paying for legal fees and disbursements of Latham & Watkins LLP, counsel to High Trail, in an amount of $4,000.

Very truly yours,

PARETEUM CORPORATION

By:	/s/ Alexander Korff
Name:	Alexander Korff
Title:	Corporate Secretary

AGREED AND ACCEPTED:

HIGH TRAIL INVESTMENTS SA LLC

By:	/s/ Eric Helenek
Name:	Eric Helenek
Title:	Authorized Signatory